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EXHIBIT 3

                                May & Speh, Inc.
                     Third Amendment to Term Loan Agreement

Harris Trust and Savings Bank
Chicago, Illinois

Ladies and Gentlemen:

     Reference is hereby made to that certain Term Loan Agreement dated as of March 30, 1995, as heretofore amended (as so amended, the "Loan Agreement") between the undersigned, May & Speh, Inc., a Delaware corporation (the "Borrower") and you (the "Bank"). All capitalized terms used herein without definition shall have the same meanings herein as such terms have in the Loan Agreement.

     The Borrower has requested that the Bank permit the Borrower to acquire all of the issued and outstanding capital stock of GIS Information Systems, Inc., an Illinois corporation, and the Bank is willing to do so under the terms and conditions set forth in this Amendment.

1.   Amendments.
     Upon your acceptance hereof in the space provided for that purpose below, the Loan Agreement shall be and hereby is amended as follows:

          (a) Section 6.2 of the Loan Agreement shall be amended in its entirety and as so amended shall be restated to read as follows:

              "Section 6.2. Subsidiaries. Each Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated or organized, as the case may be, has full and adequate power to own its property and conduct its business as now conducted, and is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the property owned or leased by it requires such licensing or qualifying. Schedule 6.2 hereto identifies each Subsidiary, the jurisdiction of its incorporation or organization, as the case may be, the percentage of issued and outstanding shares of each class of its capital stock or other equity interests owned by the Borrower and the Subsidiaries and, if such percentage is not 100% (excluding directors' qualifying shares as required by law), a description of each class of its authorized capital stock and other equity interests and the number of shares of each class issued and outstanding. All of the outstanding shares of capital stock and other equity interests of each Subsidiary are validly issued and outstanding and fully paid and nonassessable and all such shares and other equity interests indicated on Schedule 6.2 as owned by the Borrower or a Subsidiary are owned, beneficially and of record, by the Borrower or such Subsidiary free and clear of all liens. There are no outstanding commitments or other obligations of any Subsidiary to issue, and no
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          options, warrants or other rights of any Person to acquire, any shares of any class of capital stock or other equity interests of any Subsidiary."

          (b) Section 7.1 of the Loan Agreement shall be amended by adding the following sentence to the end thereof:

          "Notwithstanding the foregoing, the Borrower may merge GIS Information Systems, Inc. with and into the Borrower as permitted under Section
          7.15 hereof without violating this Section 7.1 or requiring the consent of the Bank."

          (c) Section 7.14 of the Loan Agreement shall be amended by (i) deleting the word "and" appearing at the end of subsection (b) thereof;
     (ii) deleting the period appearing at the end of subsection (e) thereof and substituting therefor a semicolon and the word "and"; and (iii) adding the following subsection (f) to the end thereof:

              "(f) the acquisition of all of the issued and outstanding capital stock of GIS Information Systems, Inc."

          (d) The first sentence of Section 7.15 of the Loan Agreement shall be amended in its entirety and as so amended shall be restated to read as follows:

          "Neither the Borrower nor any of its Subsidiaries shall be a party to any merger or consolidation, or sell, transfer, lease or otherwise dispose of all or any substantial part of its property, including any disposition of property as part of a sale leaseback transaction, or in any event sell or discount (with or without recourse) any of its notes or accounts receivables; provided, however, that this Section shall not apply to nor operate to prevent (i) the Borrower from selling its inventory in the ordinary course of its business and (ii) the Borrower from merging GIS Information Systems, Inc. with and into the Borrower, so long as the Borrower is the surviving entity in such merger."

          (e) Section 7.19 of the Loan Agreement shall be amended in its entirety and as so amended shall be restated to read as follows:

              "Section 7.19. Formation of Subsidiaries. Except for existing Subsidiaries designated on Schedule 6.2 hereto, the Borrower shall not, nor shall it permit Subsidiary to, form or acquire any Subsidiary without the prior written consent of the Bank."

          (f) Subsections 9.1(f), (g), (h), (l) and (m) of the Loan Agreement shall be amended by deleting the word "Borrower" wherever it appears therein and substituting therefor the phrase "Borrower or any Subsidiary".

          (g) Subsection 9.1 (i) of the Loan Agreement shall be amended in its entirety and as so amended shall be restated to read as follow:

          "(i) dissolution or termination of the existence of the Borrower (other than the merger of GIS Information Systems, Inc. into the Borrower as permitted by Section 7.15 of the Loan Agreement); or"
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          (h) The Loan Agreement shall be amended by adding a new Schedule 6.2 to the end thereof, which Schedule 6.2 shall read as set forth on Schedule
     6.2 attached hereto.

2.   Applicability of Covenants to Subsidiaries.
     The Borrower hereby covenants and agrees that it shall cause each of its Subsidiaries (including, without limitation, GIS Information Systems, Inc.) to do, or refrain from doing, as the case may be, any act which the Borrower has heretofore agreed to do, or refrain from doing, as the case may be, pursuant to
Section 7 of the Loan Agreement. Notwithstanding the generality of the foregoing, the Borrower further covenants and agrees that all of the financial statements delivered by the Borrower to the Bank pursuant to Section 7.3 of the Loan Agreement (including, without limitation, the audited financial statements delivered to the Bank pursuant to Section 7.3(b) of the Loan Agreement) shall include a consolidated balance sheet and consolidated statements of income, retained earnings and cash flows for the Borrower and its Subsidiaries, all of the financial covenants set forth in Sections 7.8, 7.9, 7.10 and 7.11 of the Loan Agreement shall be calculated on a consolidated basis, and the restrictions set forth in Sections 7.13(c) and 7.15 of the Loan Agreement shall apply to the Borrower and its Subsidiaries taken as a whole.

3.   Conditions Precedent.
     The effectiveness of this Amendment is subject to the satisfaction of all of the following conditions precedent:

          (a) The Borrower and the Bank shall have executed and delivered this Amendment.
          (b) The Bank shall have received copies (executed or certified, as may be appropriate) of all legal documents or proceedings taken in connection with the execution and delivery of this Amendment to the extent the Bank or its counsel may reasonably request.
          (c) Legal matters incident to the execution and delivery of this Amendment shall be satisfactory to the Bank and its counsel.

4.        Representations.
          In order to induce the Bank to execute and deliver this Amendment, the Borrower hereby represents to the Bank that as of the date hereof, (i) the representations and warranties set forth in Section 6 of the Loan Agreement (excluding Section 6.2 thereof) are and shall be and remain true and correct (except that the representations contained in Section 6.4 shall be deemed to refer to the most recent financial statements of the Borrower delivered to the
Bank), (ii) upon completion of the Borrower's acquisition of GIS Information Services, Inc., the representations and warranties set forth in Section 6 of the Loan Agreement are and shall be and remain true and correct as to GIS Information Systems, Inc., (iii) the Borrower is in full compliance with all of the terms and conditions of the Loan Agreement and (iv) no Default or Event of Default has occurred and is continuing under the Loan Agreement or shall result after giving effect to this Amendment.

5.        Miscellaneous.
      (a) The Borrower has heretofore executed and delivered to the Bank that certain Mortgaged Security Agreement with Assignment of Rents dated as of March 30, 1995, as heretofore supplemented (as so supplemented, the "Mortgage") and the Borrower hereby acknowledges and agrees that, notwithstanding the execution and delivery of this Amendment, the Mortgage remains in full force and effect and the rights and remedies of the Bank thereunder, the obligations of the
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Borrower thereunder and the liens and security interests created and provided for thereunder remain in full force and effect and shall not be affected, impaired or discharged hereby. Nothing herein contained shall in any manner affect or impair the priority of the liens and security interests created and provided for by the Mortgage as to the indebtedness which would be secured thereby prior to giving effect to this Amendment.
     (b) Except as specifically amended herein, the Loan Agreement shall continue in full force and effect in accordance with its original terms. Reference to this specific Amendment need not be made in the Loan Agreement, the Note, or any other instrument or document executed in connection therewith, or in any certificate, letter or communication issued or made pursuant to or with respect to the Loan Agreement, any reference in any of such items to the Loan Agreement being sufficient to refer to the Loan Agreement as amended hereby.
     (c) The Borrower agrees to pay on demand all costs and expenses of or incurred by the Bank in connection with the negotiation, preparation, execution and delivery of this Amendment, including the fees and expenses of counsel for the Bank.
     (d) This Amendment may be executed in any number of counterparts, and by the different parties on different counterpart signature pages, all of which taken together shall constitute one and the same agreement. Any of the parties hereto may execute this Amendment by signing any such counterpart and each of such counterparts shall for all purposes be deemed to be an original. This Amendment shall be governed by the internal laws of the State of Illinois.

       Dated as of July 17, 1996.

                                       May & Speh, Inc.

                                        By: /s/ Robert C. Early

                                          Its: Executive Vice President

       Accepted and agreed to in Chicago, Illinois as of the date and year last above written.

                                       Harris Trust And Savings Bank

                                        By: /s/ Mary C. Baskin